Exhibit 99.2

InspireMD’s CGuardTM Highlighted at Clinical Presentation at EuroPCR 2015 Conference

PARADIGM Evaluation Reports CGuardTM Favorable Outcomes

in All-Comer Carotid Disease Population

BOSTON, MA – May 22, 2015 – InspireMD, Inc. (NYSE MKT: NSPR) (“InspireMD” or the “Company”), a leader in stent embolic protection systems (“EPS”), today announced that its CGuardTM Embolic Prevention System reported positive results in PARADIGM, lead by principle investigator Prof. Piotr Musialek, at the EuroPCR conference on May 22, 2015 in Paris, France.

PARADIGM, an investigator-initiated Prospective evaluation of All-comer peRcutaneous cArotiD revascularization In symptomatic and increased-risk asymptomatic carotid artery stenosis, using CGuard™ Mesh-covered embolic prevention stent system, indicated that the CGuard™ system is appropriate for use in an all-comer carotid revascularization population and is associated with an extremely favorable angiographic and clinical outcome.

Dr. Musialek, commented, “Our experience with CGuardTM continues to be very positive. Evidence shows the device’s applicability for use in an all-comer population with no major adverse cardiac or neurological events (MACNE) during the procedure and at 30 days. We were also pleased with CGuard’s anti-embolic performance as well as its flexibility. Impressively, we had a procedure success rate of 100%.”

During his clinical presentation from the 71 CGuard procedures in unselected all-comer patients in the PARADIGM evaluation, Prof. Musialek summarized:

•	Stent system success and procedure success rate were 100%.
•	Periprocedural complications were 0%, and remained at 0% at 30 days.
•	No MACNE occurred periprocedurally or at 30 days, by operator-independent neurologist and non-invasive cardiologist evaluation.

Prof. Musialek stated, “The system is unique in that it combines the most closed of the closed cell designs with the most open of the open cell designs,” and concludes, “Our experience indicates routine use of CGuard, which we believe presents a significant technological and clinical advancement, may form a new paradigm in carotid revascularization.”

Alan Milinazzo, CEO of InspireMD, commented, “We are pleased to see the very positive results from PARADIGM. Together with the other independent clinical studies presented at EuroPCR, it has confirmed confidence in our CGuardTM Embolic Prevention system.” “The customer response to the CGuard has been extremely positive during the conference and today’s positive data will further support our expanding commercial activities.”

Each year, more than 120 companies from the cardiovascular industry, including device and equipment manufacturers, attend EuroPCR, the leading cardiovascular event in Europe. This event allows attendees to discover new products and R&D projects, as well as interact with practitioners and industry partners to drive continued development and innovation in the cardiovascular field.

For more information about InspireMD and its offerings, visit www.inspiremd.com.

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About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MGuard™ with MicroNetTM technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuardTM), neurovascular, and peripheral artery procedures. InspireMD's common stock is quoted on the NYSE MKT under the ticker symbol NSPR.

Forward-looking Statements:

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

InspireMD, Inc.

Craig Shore

Chief Financial Officer

Phone: 1-888-776-6804 FREE

Email: craigs@inspiremd.com

PCG Advisory

Vivian Cervantes

Investor Relations

Phone: (212) 554-5482

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